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COMPANY PRESS RELEASE

Source: Brooktrout Technology, Inc.

BROOKTROUT ACQUIRES NETACCESS

ACQUISITION OF LEADING NETWORK INTERFACE & MULTIPORT MODEM PRODUCT VENDOR EXPANDS BROOKTROUT'S ELECTRONIC MESSAGING PRODUCT OFFERINGS

NEEDHAM, Mass., June 30/PRNewswire/ -- Brooktrout Technology, Inc. (Nasdaq:
BRKT) today announced that it has acquired Netaccess, a wholly-owned subsidiary of Xircom, Inc. (Nasdaq: XIRC). The transaction was completed today for an aggregate purchase price of $11 million plus assumption of certain operating liabilities of Netaccess. Netaccess is a leading supplier of Primary Rate ISDN telephone network interface products for computer telephony systems and multiport modem products for open, standards-based remote access systems. Netaccess will operate as an independent, wholly-owned subsidiary of Brooktrout from its existing offices in Salem, New Hampshire. This acquisition expands Brooktrout's leadership position as a provider of high value-added software and hardware electronic messaging products by adding a full line of data communications products.

Complementing Brooktrout's expertise in voice and facsimile messaging, Netaccess is the leading provider of Primary Rate ISDN and modem communications software and hardware. Netaccess is a leading supplier to remote access system OEMs such as 3Com and Motorola, and to networking VARs who are creating remote access servers using Microsoft Corporation's Windows NT Remote Access Service and Novell Inc.'s NetWare Connect. Netaccess' Primary Rate ISDN telephone network interface products are used by telecommunication service providers such as Atlas Telecom and computer telephony system vendors such as Lucent
Technologies.

The acquisition will be accounted for as a purchase and, accordingly, Brooktrout expects to allocate the purchase price to the assets acquired based upon an independent appraisal of their fair value. Based on preliminary information available to Brooktrout, it expects to record a one-time charge in the second quarter of 1997 of $3.5 to $4 million ($2.2 to $2.5 million after tax benefits) reflecting the anticipated allocation of purchase price to in-process research and development efforts. This anticipated allocation is subject to finalization and could change.

Also, Brooktrout announced that it expects that revenue and earnings for the second quarter, 1997, will not meet analysts' expectations. Sales have been lower than anticipated during the quarter and only a modest increase is expected over the previous year's comparable quarter. These estimates are based upon information currently available to the company. "While the fax portion of our business from the CPE and service provider segments has slowed," said Eric Giler, president of Brooktrout, "we believe this acquisition places Brooktrout in a leadership position in the open remote access server and Primary Rate ISDN telephone network interface product portions of the electronic messaging market." Brooktrout will report its financial results for the quarter ending June 30, 1997, on or about July 31, 1997.

"The acquisition of Netaccess enables Brooktrout to fulfill its vision of providing high-value technologies for the whole range of electronic messaging applications -- voice, fax and data --


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worldwide," said Eric Giler, president of Brooktrout. "Brooktrout can now offer customers products that span the entire range of electronic messaging technologies, as well as a complete international product family of multiport modems, and Primary Rate telephone network interface products."

"The acquisition of Netaccess by Brooktrout will enhance the global offerings to our customers who create computer telephony products and enterprise remote access servers," said Bill Rosenberger, president of Netaccess. "Together we bring a strong range of industry-leading application development software and hardware for internetworking and computer telephony systems. Our complementary products will continue to lead the convergence of the telecommunications and networking markets." Bill Rosenberger will remain as president of Netaccess. It is anticipated that the entire staff of Netaccess will remain with the company.

Except for historical information contained in this release, there may be forward-looking statements that do not give full weight to all the potential risks including, but not limited to, product demand and market acceptance, rapid changes in technology, the impact of competition and the integration of acquired companies. Actual results may differ materially. Additional information concerning those and other factors is contained in the "Risk Factors" section of the Registration Statement filed with the Securities and Exchange Commission on June 26, 1996.

About Netaccess

Netaccess manufactures a complete line of T1/E1 Primary Rate ISDN wide area network access cards, quad BRI ISDN cards, multi-port analog modems and ISDN software. The company sells its products on an OEM basis to RAS and CTI system vendors, and also serves the open RAS market through distribution to VARs and systems integrators. Motorola most recently awarded Netaccess its coveted Supplier Award for Excellence. The award honors the company and its president for their innovative and high quality project management, system installation, and service support work. Netaccess can count itself among the few companies in the world to receive one of the industry's top honors for its business.

About Brooktrout

Brooktrout Technology, Inc., headquartered in Needham, Mass., is a leading supplier of advanced software and hardware products for system vendors and service providers in the electronic messaging market. Brooktrout's products enable its customers to deliver a wide range of solutions for the integration and cost-effective management of fax, voice and data communications in telecommunications and networking environments. An industry pioneer, Brooktrout was the first company to introduce multi-channel fax boards, to combine fax and voice processing on a single board, to provide fax application development tools under UNIX and Windows NT, and first to provide on-board ISDN interfaces for direct connection to ISDN lines. The company holds U.S. patents on fax-on-demand document retrieval and the use of direct inward dialing (DID) telephone service with fax message systems.

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SOURCE: Brooktrout Technology, Inc.
Contact: Bob Leahy or Anne Marie Clark of Brooktrout Technology, Inc., 617-449-4100
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